Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SkyPeople Fruit Juice, Inc.

We hereby consent to incorporate by reference of our report dated April 17, 2017, with respect to the financial statements of SkyPeople Fruit Juice, Inc. for the years ended December 31, 2015 and 2016, which appear in the 2016 Annual Report on Form 10-K, in this Registration Statement on Form S-1 of SkyPeople Fruit Juice, Inc. to be filed on or about May 26, 2017. We also consent to the use of our name and the reference to us in the Experts section of this Registration Statement.

/s/ Wang Certified Public Accountant, P.C.
Wang Certified Public Accountant, P.C.
Flushing, NY
May 25, 2017